Exhibit 99.1

February 5, 2010

Solitario to Revise Previously Issued Financial Statements

Denver, Colorado: During the preparation of its financial results for the year ended December 31, 2009, Solitario Exploration & Royalty Corp. (NYSE Amex: XPL; TSX: SLR) identified an error in its previously reported financial statements.

Solitario has determined that payments received from Anglo Platinum, Ltd. ("Anglo") by its Pedra Branca Mineracao, Ltd ("PBM") subsidiary, after Anglo had earned its initial interest in PBM, should have been recorded as deferred noncontrolling shareholder payments, a deferred capital account, in the liability section of Solitario's balance sheet. Previously Solitario recorded the payments received from Anglo, after it had earned its initial interest in PBM, as additional paid-in-capital and noncontrolling interest in the equity section of its balance sheet. Upon Anglo earning any additional interest in PBM, Solitario is required to record the payments as additional paid-in-capital and noncontrolling interest with a corresponding reduction in the deferred noncontrolling shareholder payments account for any payments recorded to the date Anglo earned its additional interest in PBM.

In addition, all payments received from Anglo from 2003 through September of 2007, prior to Anglo earning its initial interest in PBM, were recorded as credits to exploration expense. Solitario has determined that these payments should also have been recorded as deferred noncontrolling shareholder payments, pending Anglo's earn-in of 15% of PBM in September 2007. Because Solitario correctly recorded Anglos' noncontrolling interest in September 2007 upon Anglo earning its initial interest, the correction of this error prior to Anglo earning its 15% of PBM requires Solitario to record additional exploration expense during 2007, for payments received from Anglo during 2007, prior to September 2007 and to record an increase in Solitario's accumulated deficit as of January 1, 2007 for the payments received from Anglo prior to that date, with a corresponding increase in paid-in-capital.

Solitario's management and the Audit Committee of its Board of Directors have discussed this matter with Ehrhardt Keefe Steiner & Hottman PC, Solitario's independent registered public accounting firm. Based on these discussions, and upon the recommendation of management, on February 4, 2010 Solitario's Audit Committee concurred with management's conclusion that Solitario will need to restate its historical financial statements to record the deferred noncontrolling shareholder payments in the liability section of its balance sheet, and corresponding adjustments to additional paid-in-capital, accumulated deficit and noncontrolling interest for its previously issued financial statements for 2007 and 2008 and to record deferred noncontrolling shareholder payments and corresponding adjustments to accumulated deficit and additional exploration expense for the period between 2003 and September 30, 2007 when the payments from Anglo were recorded as credits to exploration expense. Accordingly, the Audit Committee concluded that Solitario's financial statements relating to periods beginning on and after January 1, 2007 should no longer be relied upon, including financial statements for years ending December 31, 2007 and 2008.

The correction of Solitario's financial statements will have no effect on previously reported cash, assets, working capital or cash flows for the year ended December 31, 2008. The correction will have no effect on previously reported revenues or net income in the statement of operations in 2008 or the interim periods ending March 31, June 30 or September 30, 2009.

Solitario's management and the Audit Committee have also concluded that the recording of payments received from Anglo as a credit to exploration expense prior to September 2007 and as additional paid-in-capital and noncontrolling interest subsequent to that date rather than as deferred noncontrolling shareholder payments was unintentional, and no misdeed or fraud was involved in any respect.

In conjunction with the Audit Committee, Solitario's management has determined that the error is a result of a "material weakness" in its internal controls over financial reporting, as such term is defined by Securities and Exchange Commission Rule 1-02(a)(4) of Regulation S-X. Solitario is in the process of remediating this internal control deficiency; including providing additional training for its personnel to address the various nuances in accounting for deferred noncontrolling shareholder payments to help ensure such errors do not re-occur in the future.

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Solitario is committed to resolving this issue as expeditiously as possible and intends to incorporate the restatement of its previously issued annual financial statements in its 2009 Annual Report on Form 10-K, which Solitario intends to complete by mid-February 2010.

About Solitario

Solitario is a gold, silver, platinum-palladium, and base metal exploration and royalty company actively exploring in Brazil, Mexico, Peru and Bolivia. Solitario is traded on the NYSE Amex: ("XPL") and on the Toronto Stock Exchange ("SLR"). Additional information about Solitario is available online at www.solitarioxr.com

FOR MORE INFORMATION, CONTACT:
James R. Maronick Chief Financial Officer	(303) 534-1030
Debbie W. Mino Director - Investor Relations	(800) 229-6827

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This press release includes certain "Forward-Looking Statements" within the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included herein, including without limitation, statements regarding potential mineralization and reserves, exploration results and future plans and objectives of Solitario, are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Development of Solitario's properties are subject to the success of exploration, completion and implementation of an economically viable mining plan, obtaining the necessary permits and approvals from various regulatory authorities, compliance with operating parameters established by such authorities and political risks such as higher tax and royalty rates, foreign ownership controls and our ability to finance in countries that may become politically unstable. Important factors that could cause actual results to differ materially from Solitario's expectations are disclosed under the heading "Risk Factors" and elsewhere in Solitario's documents filed from time to time with Canadian Securities Commissions, the United States Securities and Exchange Commission and other regulatory authorities.

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